Exhibit 99.(d)(1)(D)(i)

July 18, 2014

Mr. Todd Modic

Directed Services LLC

1475 Dunwoody Drive

West Chester, PA 19380

Dear Mr. Modic:

Pursuant to the Investment Management Agreement, dated May 7, 2013, as amended, between ING Investors Trust (now known as Voya Investors Trust) and Directed Services LLC (the “Agreement”), we hereby notify you of our intention to modify the breakpoints to the annual investment management fee for Voya Large Cap Growth Portfolio (the “Portfolio”), effective as of the close of business on July 18, 2014.

Upon your acceptance, the Agreement will be modified to give effect to the foregoing by amending Schedule A of the Agreement.  The Amended Schedule A, which indicates the additional breakpoints to the annual investment management fee for the Portfolio, is attached hereto.

The Amended Schedule A of the Agreement has also been updated to reflect the removal of VY American Funds World Allocation Portfolio and VY DFA Global Allocation Portfolio, because these series recently merged or liquidated.

Please signify your acceptance to the modified breakpoints to the annual investment management fee for the aforementioned Portfolio by signing below.

Very sincerely,

By:/s/ Kimberly A. Anderson

Kimberly A. Anderson

Senior Vice President

Voya Investors Trust

ACCEPTED AND AGREED TO:

Directed Services LLC

By:

/s/ Todd Modic______________

Name:

Todd Modic

Title:

Vice President, Duly Authorized

7337 E. Doubletree Ranch Rd. Suite 100 Scottsdale, AZ 85258-2034	Tel: 480-477-3000 Fax: 480-477-2700 www.voyainvestments.com	Voya Investors Trust

AMENDED SCHEDULE A

with respect to the

INVESTMENT MANAGEMENT AGREEMENT

between

DIRECTED SERVICES LLC

and

VOYA INVESTORS TRUST

Series	Effective Date	Annual Investment Management Fee (as a percentage of average daily net assets)
VY BlackRock Inflation Protected Bond Portfolio	May 7, 2013	0.450% on first $200 million; 0.400% on next $800 million; and 0.300% on assets over $1 billion
VY Clarion Real Estate Portfolio	May 7, 2013	0.75% on first $200 million 0.70% on next $550 million 0.65% on assets in excess of $750 million
VY DFA World Equity Portfolio	May 7, 2013	0.25% on all assets
VY Franklin Income Portfolio	May 7, 2013	0.65% on the first $500 million; and 0.60% on assets over $500 million
VY Franklin Templeton Founding Strategy Portfolio	May 7, 2013	0.00%
Voya Large Cap Growth Portfolio (formerly ING Wells Fargo Omega Growth Portfolio)	Close of Business on July 18, 2014	0.55% on the first $5.5 billion; 0.52% on the next $1.5 billion; and 0.50% thereafter
Voya Large Cap Value Portfolio (formerly ING Pioneer Equity Income Portfolio)	May 7, 2013	0.65% on first $500 million; and 0.60% on assets over $500 million

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Series	Effective Date	Annual Investment Management Fee (as a percentage of average daily net assets)
VY MFS Utilities Portfolio	May 7, 2013

0.600% on first $1 billion of assets;

0.550% on next $500 million of assets;

0.500% on next $1 billion of assets;

0.470% on next $1 billion of assets;

0.450% on next $1 billion of assets;

0.440% on next $1 billion of assets; and

0.430% thereafter

Voya Retirement Conservative Portfolio[1] Voya Retirement Growth Portfolio[1] Voya Retirement Moderate Growth Portfolio[1] Voya Retirement Moderate Portfolio[1]	May 7, 2013	If the Portfolio invests in Underlying Funds within the Voya Fund Complex: 0.14% If the Portfolio invests in Underlying Funds outside the Voya Fund Complex and/or Direct Investments: 0.24%
VY T. Rowe Price International Stock Portfolio	May 7, 2013	0.540% on first $4 billion; and 0.530% thereafter

1 “Direct Investments” shall mean assets which are not shares of open-end investment companies registered under the Investment Company Act of 1940, as amended (the “1940 Act”). “Underlying Funds” shall mean open-end investment companies registered under the 1940 Act.

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